Rules for Employee Investing CODE OF ETHICS FOR PERSONAL INVESTING Core Version GLOBAL POLICY ON INSIDE INFORMATION

The Rules for Employee Investing are fairly comprehensive. They cover most of the personal investing sit- uations a Fidelity employee is likely to experience. Yet it’s always possible you will encounter a situation that isn’t fully addressed by the rules. If that happens, you need to know what to do. The easiest way to make sure you are making the right decision is to follow these three principles: 1. Know the policy. If you think your situation isn’t covered, check again. It never hurts to take a second look at the rules. 2. Seek guidance. Asking questions is always appropriate. Talk with your manager or the Ethics Office if you’re not sure about the policy require- ments or how they apply to your situation. Additionally, resources are available at MyCompliance to assist you with your questions. 3. Use sound judgment. Analyze the situation and weigh the options. Think about how your decision would look to an outsider. Understanding and follow- ing the Rules for Employee Investing is one of the most important ways we can ensure our customers’ interests always come first. Rules for Employee Investing These Rules for Employee Investing contain the Code of Ethics for Personal Investing and the Global Policy on Inside Information. The Core Version of the Code of Ethics for Personal Investing contains rules about owning and trading securities for personal benefit. This version applies to employees of Fidelity who are not involved with the management, operations, or oversight of Fidelity funds or other advised clients of Fidelity. Keep in mind that if you change jobs within Fidelity, a different version of the Code of Ethics may apply to you. The Global Policy on Inside Information, which applies to every Fidelity employee, contains rules on inside information and how to prevent its unauthorized use or dissemination.

Other policies you should be aware of There are other policies that you need to be familiar with, including: Professional Conduct Policies, Global Policy on Personal Conflicts of Interest, and other Fidelity- wide policies (available at Policy.fmr.com) Equal Opportunity, Prohibiting Discrimination & Harassment Corporate Policy (available at Policy.fmr.com) Electronic Communications, Social Media & Systems Usage Policy (available at Policy.fmr.com) Information security practices (available at InfoSecurity.fmr.com) Anti-Money Laundering Policies and Procedures (available at MyCompliance.fmr.com) Corporate Policy on Business Entertainment and Workplace Gifts (available at MyCompliance.fmr.com) Global Policy on Outside Activities (available at MyCompliance.fmr.com) Global Anti-Corruption Policy and applicable Supplements to the Global Anti-Corruption Policy (available at MyCompliance.fmr.com) Code of Ethics for 1 Personal Investing 4 What’s Required Acknowledging that you understand the rules Complying with securities laws Reporting violations to the Ethics Office Disclosing covered accounts Moving covered accounts to Fidelity What’s Prohibited Trading restricted securities Selling short Participating in an IPO Participating in an investment club Investing in a hedge fund Excessive trading Using a derivative to get around a rule Key Concepts Global Policy on Inside Information 10 Scope Policy Requirements Call your MNPI Designated Contact if you think you may have become aware of inside information Refrain from sharing inside information with anyone else Refrain from trading or transferring any security of the issuer to which the inside information relates Comply with any information barriers to which you are made subject

Core Version Following the rules— in letter and in spirit This Core Version of the Code of Ethics contains rules about owning and trading securities for personal benefit. Certain rules, which are noted, apply both to you and to anyone else who is a covered person (see Key Concepts on page 9). You have a fiduciary duty to never place your personal interests ahead of the interests of Fidelity’s clients, including shareholders of the Fidelity funds. This means never taking unfair advantage of your relationship to the funds or Fidelity in attempting to benefit yourself or another party. It also means avoiding any actual or potential conflicts of interest with the funds or Fidelity when managing your personal investments. Because no set of rules can anticipate every possible situation, it is essential that you follow these rules not just in letter, but in spirit as well. Any activity that compromises Fidelity’s integrity, even if it does not expressly violate a rule, has the potential to harm Fidelity’s reputation and may result in scrutiny or further action from the Ethics Office. WHAT’S REQUIRED Acknowledging that you understand the rules When you begin working for Fidelity, and again each year, you are required to: acknowledge that you understand and will comply with all rules that apply to you authorize Fidelity to have access to all your covered accounts (see Key Concepts on page 9) and to obtain and review account and transaction data (including duplicate copies of non-Fidelity account statements) for compliance or employment- related purposes acknowledge that you will comply with any new or existing rules that become applicable to you in the future To Do Promptly respond to the email you receive from the Ethics Office each year requiring you to acknowledge the Code of Ethics. New employees need to respond within 10 days of hire.

Complying with securities laws In addition to complying with these rules and other company-wide policies, you need to comply with U.S. securities laws and any other securities laws to which you are subject. Reporting violations to the Ethics Office If you become aware that you or someone else has violated any of these rules, you need to promptly report the violation. To Do Call the Ethics Office Service Line at (001) 617-563-5566 or (001) 800-580-8780. Call the Chairman’s Line at (001) 800-242-4762 if you would prefer to speak on a non-recorded line. Disclosing covered accounts You must disclose all covered accounts and holdings in covered securities in your covered accounts (see Key Concepts on page 9). This rule covers not only covered accounts under your own name or control, but also those under the name or control (including trading discretion or investment control) of your covered persons (see Key Concepts on page 9). It includes covered accounts held at Fidelity as well as those held at other financial institutions. Information regarding these holdings must not be more than 45 days old when you submit it. To Do Employees newly subject to this rule Within 10 days of hire or of being notified by the Ethics Office that this version of the Code of Ethics applies to you, submit an Accounts and Holdings Disclosure (available at MyCompliance.fmr.com) showing all your covered accounts. Submit the most recent statement for each covered account listed to the Ethics Office if not held at Fidelity. If you do not have any covered accounts, check the appropriate box in the online form confirming that you have nothing to disclose. Current employees As soon as any new covered account is opened, or a preexisting account becomes associated with you (such as through marriage or inheritance), complete an Accounts and Holdings Disclosure (available at MyCompliance.fmr.com) with the new information and submit it promptly to the Ethics Office.

Automatic investment plan A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) covered accounts accord- ing to a set schedule and allocation. Moving covered accounts to Fidelity You and your covered persons need to maintain all covered accounts (see Key Concepts on page 9) at Fidelity Brokerage Services LLC (FBS). Exceptions With prior written approval from the Ethics Office, you and your covered persons can maintain a cov- ered account at a broker-dealer other than FBS if any of the exceptions below apply. Note that approval must be obtained prior to opening any new covered account outside FBS. The account contains only securities that cannot be transferred It exists solely for investment products or investment services that FBS does not provide — Note: Approval will not be granted for requests based on ancillary account features or promotional offers It exists solely because your covered person’s employer also prohibits external covered accounts It is a discretionary managed account (see Key Concepts on page 9) It is associated with an ESOP (employee stock option plan) in which a covered person is a participant through his or her current employer, or was from a previous employer, and for which the employee has options that have not yet vested It is associated with an ESPP (employee stock purchase plan) in which a covered person is a participant through his or her current employer It is required by a direct purchase plan, a dividend reinvestment plan, or an automatic investment plan with a public company (collectively, “automatic investment plans”) in which regularly scheduled purchases are made or planned on a monthly basis It is required by a trust agreement It is associated with an estate of which you or any of your covered persons are the executor, and involvement with the account is temporary Transferring the account would be inconsistent with other applicable rules To Do Transfer assets to an FBS account. Close all external covered accounts except for those that you have received written permission to maintain. Note that you must disclose all covered accounts which were still open as of your date of hire, even if those accounts are in the process of being closed or transferred to an FBS account. For permission to maintain an external covered account, submit a completed Exception Request Form (available at MyCompliance.fmr.com) to the Ethics Office. Follow the specific instructions for each type of account and provide a current statement for each account. Comply with any Ethics Office request for duplicate reporting, such as account statements and transaction reports.

Selling short Selling a security that is on loan to you from a broker- dealer (rather than owned by you) at the time you sell it. Option transactions You are not permitted to use the same underlying shares of a security to cover two different option trans- actions (e.g., if you own 100 shares of a stock, you can sell 1 covered call or buy 1 protective put using those shares to cover your short position, but you cannot execute both option transactions using the same underlying shares). WHAT’S PROHIBITED Trading restricted securities Neither you nor your covered persons may trade a security that Fidelity has restricted. If you have been notified not to trade a particular security, neither you nor your covered persons may trade that security until you are notified that the restriction has been removed. Selling short The short position in a particular covered security may not exceed the number of shares of that security held in the same account. This prohibition includes the following actions: selling securities short, buying puts to open, selling calls to open, as well as writing straddles, collars, and spreads. Exceptions Options and futures on, or ETFs that track, the following indexes: NASDAQ 100, Russell 2000, S&P 100, S&P 500, S&P MidCap 400, S&P Europe 350, FTSE 100, FTSE Mid 250, Hang Seng 100, S&P/TSX 60, NSE S&P CNX Nifty (Nifty 50), MSCI EM, and Nikkei 225 Options, futures, and ETFs based on one or more instruments that are not covered securities (e.g., commodities, currencies, and U.S. Treasuries; see Key Concepts on page 9 for an expanded list of non-covered securities) Participating in an IPO Neither you nor your covered persons are allowed to participate in an initial public offering (IPO) of securities where no public market in a similar secu- rity of the issuer previously existed. This rule applies to equity securities, corporate debt securities, and free stock offers through the Internet. Exceptions With prior written approval from the Ethics Office, you or your covered person may participate if: you or your covered persons have been offered shares because you already own equity in the company you or your covered persons have been offered shares because you are a policyholder or depositor of a mutual company that is reorganizing into a stock company you or your covered persons have been offered shares because of employment with the company you or your covered persons want to participate in an IPO of a closed-end fund To Do For written approval to participate in an IPO that may qualify as an exception, submit to the Ethics Office a completed IPO Exception Approval Form (available at MyCompliance.fmr.com). Do not participate in any IPO without prior written approval from the Ethics Office. Prohibited transaction You and your covered persons are prohibited from selling and/or offering your privately held shares into an IPO. Participating in an investment club Neither you nor your covered persons may partici- pate in an investment club or similar entity. Investing in a hedge fund Neither you nor your covered persons may invest in a hedge fund, alternative investment, or similar investment product or vehicle. Exceptions Investment products or vehicles issued or advised by Fidelity. A hedge fund, alternative investment, or similar investment product or vehicle that you or your covered persons bought before joining Fidelity. The prior written approval of your manager and the Ethics Office is required to qualify for this exception. Note that even if your request is approved, neither you nor your covered persons can make any further investments in the product. To Do To request an exception, submit a completed Investment Fund Request Form (available at MyCompliance.fmr.com) to the Ethics Office.

Excessive trading Excessive trading in covered accounts is strongly discouraged. In general, anyone trading covered securities more than 60 times in a quarter across all his or her covered accounts should expect addi- tional scrutiny of his or her trades. The Ethics Office monitors trading activity, and may limit the number of trades allowed in your covered accounts during a given period. Exception Trades in a discretionary managed account (see Key Concepts on page 9) that has been approved by the Ethics Office. Trades made through an automatic, regular investment program that has been disclosed to the Ethics Office in advance. Using a derivative to get around a rule If something is prohibited by these rules, then it is also against these rules to effectively accomplish the same thing by using a derivative. This includes futures, options, and other types of derivatives. The Ethics Office regu- larly reviews the forms and reports it receives. If these reviews turn up informa- tion that is incomplete, questionable, or potentially in violation of this Code of Ethics, the Ethics Office will investigate the matter and may contact you. If it is determined that you or any of your covered persons have violated this Code of Ethics, the Ethics Office or another appropri- ate party may take action. Among other things, subject to applicable law, potential actions may include: •an informational memorandum •a written warning •a fine, deduction from wages, disgorgement of profit, or other payment •a limitation or ban on personal trading •referral of the matter to Human Resources •dismissal from employment •referral of the matter to civil or criminal authorities •disclosure of the matter to a regulator as required by law or regulation Fidelity takes all Code of Ethics violations seriously, and, at least once a year, provides the funds’ trustees with a summary of actions taken in response to mate- rial violations of this Code of Ethics. You should be aware that other securities laws and regulations not addressed by this Code of Ethics may also apply to you, depending on your role at Fidelity. The Chief Ethics Officer or designee retains the discre- tion to interpret and grant exceptions to this Code of Ethics and to decide how the rules apply to any given situation for the purpose of protecting the funds and being consistent with the general principles and objec- tives of the Code of Ethics. Exceptions In cases where exceptions to this Code of Ethics are noted and you may qualify for them, you need to get prior written approval from the Ethics Office. The way to request any particular exception is discussed in the text of the relevant rule. If you believe that you have a situation that warrants an exception that is not discussed in this Code of Ethics, you may submit a written request to the Ethics Office. Your request will be considered by the Ethics Office, and you will be notified of the outcome. Appeals If you believe a request of yours has been incorrectly denied or that an action is not warranted, you may appeal the deci- sion. To make an appeal, you need to provide the Ethics Office with a written explanation of your reasons for appeal within 30 days of when you were informed of the decision. Be sure to include any extenuating cir- cumstances or other factors not previously considered. During the review process, you may, at your own expense, engage an attor- ney to represent you. The Ethics Office may arrange for senior management or other parties to be part of the review process. The Ethics Office will notify you in writing about the out- come of your appeal.

KEY CONCEPTS These definitions encompass broad categories, and the examples given are not all-inclusive. If you have any questions regarding these definitions or application of these rules to a person, security, or account that is not addressed in this section, you can contact the Ethics Office for additional guidance. Covered person Fidelity is concerned not only that you observe the requirements of the Code of Ethics, but also that those in whose affairs you are actively involved observe the Code of Ethics. This means that the Code of Ethics can apply to persons owning assets over which you have control or influence or in which you have an opportunity to directly or indirectly profit or share in any profit derived from a securities transaction. This includes: you your spouse or domestic partner who shares your household any other immediate family member who shares your household and (a) is under 18, or (b) is supported financially by you or who financially supports you anyone else the Ethics Office has designated as a covered person This is not an exclusive list, and a covered person may include, for example, immediate family members who live with you but whom you do not financially support, or whom you financially support or who financially support you but who do not live with you. If you have any doubt as to whether a person would be considered a covered person under the Code of Ethics, contact the Ethics Office. Immediate family member Your spouse or domestic partner who shares your household, and anyone who is related to you in any of the following ways, whether by blood, adoption, or marriage: children, stepchildren, and grandchildren parents, stepparents, and grandparents siblings parents-, children-, and siblings-in- law Fidelity fund The terms “fund” and “Fidelity fund” mean any investment company or pool of assets that is advised or subadvised by any Fidelity entity. Discretionary managed account A covered account may be eligible for certain exceptions, as specified in the Code of Ethics, with prior written approval of the Ethics Office validating that the covered account is managed by a third-party investment adviser who has discretionary authority over that covered account. To qualify for this exception, the third-party investment adviser must exercise all trading discretion over the covered account and will not accept any order to buy or sell specific securities from the employee or any other covered person. An approved discretionary managed account will still be subject to the Code of Ethics and all provisions in the Code of Ethics unless otherwise stated in a specific exception. Covered security This definition applies to all persons subject to this version of the Code of Ethics. Covered securities include securities in which a covered person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such securities, and encompasses most types of securities, including, but not limited to: shares of stock (of both public and private companies) ownership units in a private company or partnership corporate and municipal bonds bonds convertible into stock options on securities (including options on stocks and stock indexes) security futures (futures on covered securities) shares of exchange-traded funds (ETFs) shares of closed-end funds Exceptions The following are not considered covered securities: shares, debentures, or other securities issued by FMR LLC to you as compensation or a benefit associated with your employment U.S. Treasury securities obligations of U.S. government agencies with remaining maturities of one year or less money market instruments, such as certificates of deposit, banker’s acceptances, and commercial paper currencies commodities (such as agricultural products or metals), and options and futures on commodities that are traded on a commodities exchange open-end mutual funds registered under the Investment Company Act of 1940 (including Fidelity funds) Covered account The term “covered account” encompasses a fairly wide range of accounts. Important factors to consider are: your actual or potential investment control over an account, including whether you have trading authority, power of attorney, or investment control over an account Specifically, a covered account is a brokerage account, or any other type of account that holds, or is capable of holding, a covered security, and that belongs to, or is controlled by (including trading discretion or investment control), any of the following: a covered person any corporation or similar entity where a covered person is a controlling shareholder or participates in investment decisions by the entity any trust of which you or any of your covered persons: – participate in making investment decisions for the trust – is a trustee of the trust – is a settlor who can independently revoke the trust and participate in making investment decisions for the trust Exceptions With prior written approval from the Ethics Office, a covered account may qualify for an exception to these rules where: it is the account of a nonprofit organization and a covered person is a member of a board or committee responsible for the investments of the organization, provided that the covered person does not participate in investment decisions with respect to covered securities it is an educational institution’s account that is used in connec- tion with an investment course that is part of an MBA or other educational program, and a covered person participates in investment decisions with respect to the account US- COECORE-2020 1.908019.109 CODE OF ETHICS — CORE VERSION 9

Global Policy on Inside Information Fidelity expects its associates to act with integrity and maintain high ethical standards. This includes complying with applicable securities laws. Many of these laws prohibit the misuse of inside information, also known as Material, Non-Public Information (MNPI). These laws prohibit trading a security while in possession of inside information, and they impose severe penalties for doing so, including fines, prison sentences, and being barred from employment in the securities industry. Understanding and following the Global Policy on Inside Information helps ensure that your actions comply with these laws and meet Fidelity’s expectations. MNPI Designated Contacts Ethics Office (001) 617-563-5566 (001) 800-580-8780 Asset Management (001) 617-563-3630 India 8-691-7373 +91-80-6691-7373 Chairman’s Line (001) 800-242-4762 Purpose You may become aware of inside information in the course of performing your work at Fidelity or outside of the workplace. This policy explains what you should do if you think you may have become aware of inside information. Importantly, this policy prohibits you from trading a security if you have become aware of inside information about that security or the issuer of that security. Scope This policy applies to all regular full-time, regular part-time, and temporary employees of Fidelity Investments, regardless of job location, citizenship, or country of residence (collectively referred to as “associates”). Other business unit, regional, or supplemental policies may also apply (a list of other relevant policies is provided on page 4). offers or sells securities, such as corporations, mutual funds, and domestic and foreign governments. Please note that the terms “security” and “issuer” are defined broadly and may include instruments and entities not specifically mentioned here. What is material information? Information is generally considered to be material if it is likely that a reasonable investor would consider the information important in making an investment decision. Information may also be material if it is reasonable to expect that the price of a security would change if the information were made public (this is known as Price Sensitive Information, or PSI, in some jurisdictions). Examples include company earnings, financing activities, product launches or discontinuations, bankruptcy, mergers, tender offers, prospective acquisitions or spin-offs, key management changes, major litigation, and potential Overview If you believe you may have become aware of inside information, you must (1) call your MNPI Designated Contact; (2) refrain from sharing the information with anyone else; (3) refrain from trading any security of the issuer to which the information relates; and (4) comply with any information barriers Fidelity may establish. What is Inside Information? Inside information is any information about a security, or an issuer of a security, that is both material and non-public. A security includes, but is not limited to, a financing or investment instrument, such as stocks (common or preferred), mutual funds, bonds, notes, options, and warrants. An issuer is an entity that or actual damages or fines against an issuer. What is non-public information? Information is non-public if it is not generally available to the public in a widely used medium, such as a press release or public regulatory filing. Also, some jurisdictions have specific rules about when non- public information becomes public. As you can see, the terms security, issuer, material, and non-public are broadly defined and may vary from jurisdiction to jurisdiction. For these reasons, if you have any doubt about whether an instrument or entity is a security or issuer, or about whether certain information is material or non-public, you should call your MNPI Designated Contact for guidance.

Remember – your MNPI Designated Contact is here to help you with these issues! How    You MayEncounterInside Information There are a number of ways you may encounter inside information, either at work or outside of Fidelity. For example: Clients and Colleagues You may learn inside information from a conversation with a client in the course of providing business support, such as handling a trade request. You may be exposed to inside information about a mutual fund that may have an impact on the fund’s net asset value in the future, such as non- public information about a fund’s decision to reconsider the value of certain assets in its portfolio. Brokers and Company Employees Brokers may share inside information when contacting you about securities offerings. You may receive inside information when meeting with employees of public companies, such as CEOs, CFOs, or Investor Relations representatives. Consultants and Other Vendors In the course of providing consulting services to Fidelity, a third-party consultant may reveal inside information to you (knowingly or unknowingly), such as non-public information about another of the consultant’s public company clients. You may be negotiating a vendor contract, and inside information might be shared with you in the contract or the negotiations. Outside the Workplace You may hear inside information from personal sources, such as a spouse, significant other, family member or friend who works at a company that issues publicly-traded securities. You may overhear conversations that reveal inside information in elevators, restaurants, public transportation or from speaker and mobile phones, or you may encounter written information that has been left out in public, such as on a copy machine or train seat. Associates participating in an outside activity may encounter inside information while serving on a corporate board or from serving as a consultant or advisor to an outside business. Please note that these are only examples, and you may receive inside information from other sources or in other circumstances. What You Should Do If You Believe You May Have Received Inside Information Contact Your MNPI Designated Contact While this policy requires you to understand what inside information could be, and be aware of the circumstances in which you may receive it, you should never make any decisions about inside information on your own – for example, whether information you have received is material or non- public, or what steps you should take as a result. Instead, if you think you may have received inside information, you must call your MNPI Designated Contact (telephone numbers are provided on pages 1 and 4). While it may seem contrary to normal protocol, it is important that you not share the information with anyone else, including your manager. By not sharing the information, you are protecting not only yourself and the information, but also other associates and Fidelity. When you talk to your MNPI Designated Contact, reveal the details of the information as your contact asks for them, and follow the instructions you receive. Your contact will then determine whether the information requires an information barrier (which are described below) and inform you of that decision. The possession of inside information is not in itself unlawful or an indication of wrongdoing. However, our goal as a firm is to limit the distribution of inside information only to those associates who have a business need to know and are subject to an information barrier. By assisting us in limiting the distribution of such information, you can best protect the information and yourself, and reduce the number of people who are subject to additional compliance protocols and restrictions. Comply with Information Barriers After you contact your MNPI Designated Contact, he or she will determine whether an information barrier is required. Information barriers are established as a way of helping the firm and its associates control inside information and avoid improper communication and potential compliance violations. If you are made subject to an information barrier, the Ethics Office will contact you, provide you with a document explaining the terms of the barrier, and require you to acknowledge and agree to abide by those terms. Information barriers are established by identifying individual associates and groups of people who have received inside information. The information is then protected by employing a combination of information handling, storage protocols, and physical or technical barriers around the associates and the information they possess. Information barriers are monitored to detect possible gaps, including reviews of communications (such as emails), enhanced physical access and access designations, and additions of associates to the information barrier. Surveillance is conducted of associates’ personal trading to detect potential misuse of inside information. Do Not Trade in the Security or the Issuer If you have received inside information, you are prohibited from trading any security of the issuer to which the information relates. This is known as “insider trading” or “insider dealing,” which is a serious violation of law. You may not buy, sell, transfer, gift, loan or pledge these securities, even if you have a reason to trade that is independent of the inside information. You also may not modify, suspend, or cancel an automatic investment plan of the security or the issuer of the security or make any recommendations to anyone to deal in the security in any way. These prohibitions apply: Not only to your covered accounts, but also to any account you manage, including accounts at Fidelity; Regardless of whether you receive any financial or other benefit from the account or the trade; and Regardless of whether your trade is in a different direction than the inside information may indicate (e.g., a sale where the inside information indicates you should buy). Remember that shares of mutual funds are also securities subject to these restrictions. You may not trade or transfer shares of mutual funds, whether advised by Fidelity or not, if you believe that you may have become aware of inside information about the mutual fund. Protect Inside Information It is critical that you keep inside information to yourself. You should refrain from discussing inside information in public, including elevators, restaurants, public transportation, on speaker and mobile phones, or on social media (such as Twitter, LinkedIn, or Facebook). You should also store any documents containing or reflecting the inside information in a secure place in accordance with the document- handling procedures of Fidelity’s Global Policy on Information Protection (“SP2I”) Policy. Do Not “Tip” or Improperly Disclose Inside Information The prohibition on communicating with others about inside information extends to recommending investments or expressing opinions to anyone, or soliciting orders from Fidelity clients, on the basis of inside information. This is known as “tipping” or “tipping off,” which is a serious violation of law. You may become liable for any transactions by anyone to whom you have improperly disclosed inside information, or to whom they have made investment recommendations or expressed opinions on the basis of that information. Reporting Potential Violations You should report known or suspected violations of this policy to your MNPI Designated Contact or call the Chairman’s Line at 800-242-4762 to speak anonymously on an unrecorded line.

MNPI Designated Contacts

Asset Management associates:

Asset Management MNPI Hotline

(001) 617-563-3630

India associates:

FBS India Ethics Office

8-691-7373

+91-80-6691-7373

All other associates:

Ethics Office

(001) 617-563-5566

(001) 800-580-8780

Business Unit, Regional or Supplemental Policies on Inside Information

Personal Investing – Corporate Issues: Insider Trading

Fidelity Capital Markets – Equity Origination Information Barriers

Fidelity Institutional Online Reference – Inside Information

Contacts and Web Resources

General Policy Issues or Violations
Ethics Office
800-580-8780
617-563-5566
ethics.office@fmr.com
politicallaw@fmr.com

Chairman's Line
800-242-4762

Compliance and Regulatory Issues
Your MNPI Designated Contact

(See above)

Other Related Policies

Corporate Global Anti-Corruption Policy

Corporate Policy on Business Entertainment and Workplace Gifts

Global Policy on Personal Conflicts of Interest

Global Policy on Outside Activities

Global Policy on Information Protection

Fidelity Internal Information

Global Policy on Inside Information Page 4 of 4